Exhibit 35.7

Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Citigroup Commercial Mortgage Securities Inc.

390 Greenwich Street, 5th Floor

New York, New York 10013

RE:  Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator for the Miracle Mile Shops Loan Combination (in such capacities, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “reporting period”):

(a)	A review of Wells Fargo’s activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and

(b)	To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 26, 2015

\s\ Brian Smith

Brian Smith

Vice President

To: Citigroup Commercial Mortgage Securities Inc.

Schedule A

List of Servicing Agreement(s) and Series

1.	Pooling and Servicing Agreement dated as of November 1, 2013, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, LNR PARTNERS, LLC, as Special Servicer, and PENTALPHA SURVEILLANCE LLC, as Operating Advisor, U.S. BANK NATIONAL ASSOCIATION, as Trustee, and Wells Fargo Bank, N.A. as Certificate Administrator, Paying Agent, and Custodian relating to the Series COMM 2013-CCRE12 Commercial Mortgage Pass-Through Certificates relating to the Miracle Mile Shops Loan Combination, a pari passu portion of which is included in the Series CGCMT 2013-GC17 Commercial Mortgage Pass-Through Certificates transaction.

To: Citigroup Commercial Mortgage Securities Inc.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable